Contact:
Mark Rupe
Vice President, Investor Relations
Express, Inc.
(614) 474-4465

EXPRESS, INC. EXCEEDS SECOND QUARTER 2018 EPS GUIDANCE;
INTRODUCES THIRD QUARTER GUIDANCE AND RAISES FULL YEAR 2018 OUTLOOK

•	Second quarter comparable sales increased by 1%

•	Second quarter diluted earnings per share (EPS) of $0.03

•	E-commerce sales increased 37%, accounting for 25% of net sales

•	Gross and operating margins expanded in the second quarter relative to the prior year

•	Further optimized store footprint by converting 27 retail stores to outlets during second quarter

•	Strong balance sheet maintained with $191 million in cash and no debt

•	Repurchased 6.1 million shares for $49 million to date under existing $150 million share repurchase program

Columbus, Ohio - August 29, 2018 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, announced its financial results for the second quarter of 2018. These results, which cover the thirteen weeks ended August 4, 2018, are compared to the thirteen weeks ended July 29, 2017. Comparable sales for the second quarter of 2018 were calculated using the 13-week period ended August 4, 2018, as compared to the 13-week period ended August 5, 2017.
David Kornberg, the Company’s president and chief executive officer, stated: “Our second quarter performance represents another step forward in our pursuit of returning Express to sustainable and profitable long-term growth. Comparable sales grew for the second consecutive quarter, and for the third consecutive quarter we increased earnings relative to the prior year. E-commerce had another exceptional quarter, with sales increasing 37%, on top of 28% growth achieved in the prior year period.”
Mr. Kornberg continued, "As we look to the balance of the year, we are focused on continuing to drive growth through important initiatives across product, brand, and customer experience. We are excited about our fall and holiday assortments and expect continued strong sales momentum in our e-commerce business. Our launch of extended sizes is performing well and we are seeing success build from our expanded omni-channel capabilities, both of which are expected to deliver more benefit in the second half of 2018 and into 2019. Our financial position remains strong with $191 million in cash at quarter end and no debt. Under our $150 million share repurchase program, we have repurchased $49 million, or 6.1 million shares to date, underscoring our confidence in the business and commitment to driving shareholder value.”

Second Quarter 2018 Operating Results:

•	Net sales increased 3% to $493.6 million from $481.2 million in the second quarter of 2017.

•	Comparable sales (including e-commerce sales) increased 1%, compared to a 4% decrease in the second quarter of 2017.

•	E-commerce sales increased 37% year over year to $123.9 million.

•
Gross margin improved 60 basis points to 28.4% of net sales compared to 27.8% in last year's second quarter. The improvement was driven by a 70 basis point decrease in buying and occupancy costs as a percentage of net sales, partially offset by a 10 basis point decrease in merchandise margin. In the second quarter of 2017, gross profit was negatively impacted by a $1.3 million inventory adjustment related to the exit of Canada.

•	Selling, general, and administrative (SG&A) expenses were $137.7 million versus $134.2 million in last year's second quarter. As a percentage of net sales, SG&A expenses were flat at 27.9%.

•
Operating income was $2.7 million. This compares to an operating loss of $16.0 million in the second quarter of 2017. The operating loss in the second quarter of 2017 included a $17.6 million impact related to the exit of Canada.

•
Income tax expense was $1.0 million, at an effective tax rate of 30.5%, compared to an income tax benefit of $4.3 million, at an effective tax rate of 26.6% in last year's second quarter. The effective tax rate for the second quarter of 2017 included a benefit of $5.1 million related to the exit of Canada.

•
Net income was $2.2 million, or $0.03 per diluted share. This compares to a net loss of $11.9 million, or $(0.15) per diluted share, in the second quarter of 2017. Adjusted Net Income (a non-GAAP financial measure) in the second quarter of 2017 was $0.7 million, or $0.01 per diluted share. Refer to Schedule 4 for a reconciliation of GAAP to non-GAAP net income.

•	Real estate activity for the second quarter of 2018 is presented in Schedule 5.
Second Quarter 2018 Balance Sheet Highlights:

•	Cash and cash equivalents totaled $190.8 million versus $173.3 million at the end of the second quarter of 2017.

•	Capital expenditures totaled $17.4 million for the twenty-six weeks ended August 4, 2018, compared to $30.2 million for the twenty-six weeks ended July 29, 2017.

•	Inventory was $270.4 million compared to $256.0 million at the end of the prior year’s second quarter.
Share Repurchase Program:
On November 28, 2017, the Company's Board of Directors approved a new share repurchase program that authorized the Company to repurchase up to $150 million of the Company’s outstanding common stock using available cash. Under this program, the Company has repurchased 6.1 million shares for $49.3 million, including 1.8 million shares for $16.4 million during the second quarter of 2018. Approximately $101 million remains available under the share repurchase program. The Company’s third quarter and full year 2018 guidance reflects share repurchases made to date, however does not contemplate any future share repurchases.

Revenue Recognition:
Effective February 4, 2018, the Company adopted the new revenue recognition standard (“ASC 606”) on a full retrospective basis. As a result, the condensed consolidated financial statements as of February 3, 2018 and for the thirteen and twenty-six weeks ended July 29, 2017, have been recast. For additional information, regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.

2018 Guidance:
The Company notes that 2018 is a fifty-two week period as compared to a fifty-three week period in 2017. The fifty-third week was in the fourth quarter and contributed approximately $0.04 in diluted EPS in 2017. The table below compares the Company's projected results for the thirteen week period ended November 3, 2018 to the actual results for the thirteen week period ended October 28, 2017.

	Third Quarter 2018 Guidance	Third Quarter 2017 Actual Results
Comparable Sales	-1% to 1%	-1%
Effective Tax Rate	Approximately 29%	40.9%(1)
Interest Income/(Expense), Net	$0.1 million	$(0.6) million
Net Income	$6.0 to $8.0 million	$6.0 million(1)
Diluted EPS	$0.08 to $0.11	$0.08 (1)
Weighted Average Diluted Shares Outstanding	74.4 million	78.9 million
(1) Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard. For additional information regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.
The table below compares the Company's projected results for the fifty-two week period ended February 2, 2019 to the actual results for the fifty-three week period ended February 3, 2018.

	Full Year 2018 Guidance	Full Year 2017 Actual Results
Comparable Sales	0% to 1%	-3%
Effective Tax Rate	Approximately 32%(1)	34.6%(2,4)
Interest Income/(Expense), Net	$0.6 million	$(2.2) Million
Net Income	$32.5 to $36.5 million	$18.9 million(2,3,4)
Adjusted Net Income	N/A	$28.9 million (4,5)
Diluted EPS	$0.43 to $0.49	$0.24 (2,3,4)
Adjusted Diluted EPS	N/A	$0.37 (4,5)
Weighted Average Diluted Shares Outstanding	75.0 million	78.9 million
Capital Expenditures	$58 to $63 million	$57.4 million

(1) The Company's effective tax rate for the full year is expected to be above its operating tax rate of approximately 28% due to certain discrete tax items.
(2) Includes a net $12.1 million tax benefit related to the exit of Canada, as well as a $2.1 million net tax benefit related to tax reform, specifically the re-measurement of the Company's deferred taxes.
(3) Includes $24.2 million in restructuring costs and inventory adjustments related to the exit of Canada.

(4) Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard. For additional information regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.
(5) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
This guidance does not take into account any additional non-core items that may occur.
See Schedule 5 for a discussion of projected real estate activity.
Conference Call Information:
A conference call to discuss second quarter 2018 results is scheduled for August 29, 2018 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: investors.express.com and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on August 29, 2018 until 11:59 p.m. ET on September 5, 2018 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13681535.
About Express, Inc.:
Express is a specialty retailer of women's and men's apparel and accessories, targeting the 20 to 30-year-old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and Puerto Rico. Express merchandise is also available at franchise locations and online in Latin America. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance and expectations for the third quarter and full year 2018 and 2019, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, diluted earnings per share, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) customer traffic at malls, shopping centers, and at our stores; (5) competition from other retailers; (6) our dependence on a strong brand image; (7) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain or other business disruption; (13) our dependence upon key executive management; (14) our ability to execute our growth strategy, including improving profitability, providing an exceptional brand and customer experience, transforming and leveraging our systems and processes, and cultivating a strong company culture, and achieving our strategic objectives, including delivering compelling merchandise at an attractive value, investing in growing brand awareness and retaining and acquiring new customers to the Express brand, growing e-commerce sales and expanding our omni-channel capabilities, optimizing our store footprint, and managing our overall cost structure; (15) our substantial lease obligations; (16) our reliance on third parties to provide us with certain key services for our business; (17) impairment charges on long-lived assets; (18) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (19) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (20) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	August 4, 2018	February 3, 2018 (1)	July 29, 2017 (1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$190,845	$236,222	$173,314
Receivables, net	11,278	12,084	14,948
Inventories	270,445	260,728	255,998
Prepaid minimum rent	30,734	30,779	30,187
Other	23,998	24,319	35,691
Total current assets	527,300	564,132	510,138

PROPERTY AND EQUIPMENT	1,058,171	1,047,447	1,029,902
Less: accumulated depreciation	(677,611)	(642,434)	(598,262)
Property and equipment, net	380,560	405,013	431,640

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,618	197,618	197,618
DEFERRED TAX ASSETS	7,372	7,346	8,011
OTHER ASSETS	13,407	12,815	13,100
Total assets	$1,126,257	$1,186,924	$1,160,507

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$143,727	$145,589	$166,479
Deferred revenue	38,946	41,240	31,885
Accrued expenses	86,368	110,563	108,146
Total current liabilities	269,041	297,392	306,510

DEFERRED LEASE CREDITS	132,181	137,618	140,321
OTHER LONG-TERM LIABILITIES	101,345	103,600	88,040
Total liabilities	502,567	538,610	534,871

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	623,690	648,314	625,636
Total liabilities and stockholders’ equity	$1,126,257	$1,186,924	$1,160,507

(1) The Company's balance sheet as of February 3, 2018 and July 29, 2017 have been updated to reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts with Customers (ASC 606) under the full retrospective method on February 4, 2018.

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017 (1)	August 4, 2018	July 29, 2017 (1)
NET SALES	$493,605	$481,209	$972,957	$955,401
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	353,202	347,452	689,392	689,363
Gross profit	140,403	133,757	283,565	266,038
OPERATING EXPENSES:
Selling, general, and administrative expenses	137,655	134,169	278,289	266,508
Restructuring costs	—	16,340	—	22,611
Other operating (income) expense, net	71	(724)	(176)	(323)
Total operating expenses	137,726	149,785	278,113	288,796

OPERATING INCOME/(LOSS)	2,677	(16,028)	5,452	(22,758)

INTEREST (INCOME)/EXPENSE, NET	(38)	696	136	1,493
OTHER INCOME, NET	(500)	(525)	(500)	(537)
INCOME/(LOSS) BEFORE INCOME TAXES	3,215	(16,199)	5,816	(23,714)
INCOME TAX EXPENSE/(BENEFIT)	981	(4,308)	3,065	(9,155)
NET INCOME/(LOSS)	$2,234	$(11,891)	$2,751	$(14,559)

EARNINGS PER SHARE:
Basic	$0.03	$(0.15)	$0.04	$(0.19)
Diluted	$0.03	$(0.15)	$0.04	$(0.19)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	73,958	78,786	74,683	78,616
Diluted	74,675	78,786	75,399	78,616

(1) The Company's income statement for the thirteen and twenty-six weeks ended July 29, 2017 has been updated to reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts with Customers (ASC 606) under the full retrospective method on February 4, 2018.

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017(1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$2,751	$(14,559)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	42,434	45,258
Loss on disposal of property and equipment	301	1,256
Impairment charge	—	5,479
Loss on deconsolidation of Canada	—	10,672
Share-based compensation	7,266	7,460
Deferred taxes	(25)	2,264
Landlord allowance amortization	(5,970)	(6,537)
Other non-cash adjustments	(500)	(500)
Changes in operating assets and liabilities:
Receivables, net	806	415
Inventories	(9,717)	(23,549)
Accounts payable, deferred revenue, and accrued expenses	(30,379)	(8,560)
Other assets and liabilities	906	(8,898)
Net cash provided by operating activities	7,873	10,201

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17,389)	(30,154)
Decrease in cash and cash equivalents resulting from deconsolidation of Canada	—	(9,232)
Net cash used in investing activities	(17,389)	(39,386)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease financing obligations	(916)	(835)
Repayments of financing arrangements	(303)	(2,040)
Repurchase of common stock under share repurchase program	(32,000)	—
Repurchase of common stock for tax withholding obligations	(2,642)	(1,562)
Net cash used in financing activities	(35,861)	(4,437)

EFFECT OF EXCHANGE RATE ON CASH	—	(437)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(45,377)	(34,059)
CASH AND CASH EQUIVALENTS, Beginning of period	236,222	207,373
CASH AND CASH EQUIVALENTS, End of period	$190,845	$173,314

(1) The Company's cash flow statement for the twenty-six weeks ended July 29, 2017 has been updated to reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts with Customers (ASC 606) under the full retrospective method on February 4, 2018.

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income, adjusted net income, and adjusted diluted earnings per share. The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating income, adjusted net income, and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and provide a better baseline for analyzing trends in the business. In addition, adjusted operating income is used as a performance measure in the Company's seasonal cash incentive compensation program and adjusted diluted earnings per share is used as a performance measure in the Company's executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating income, reported net income, or reported diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Thirteen Weeks Ended July 29, 2017
(in thousands, except per share amounts)	Operating Income/(Loss)	Net Income/(Loss)	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Recast GAAP Measure (a)	$(16,028)	$(11,891)	$(0.15)	78,786
Impact of Canadian Exit (b)	17,622	17,622	0.22
Income Tax Benefit - Canadian Exit	—	(5,074)	(0.06)
Adjusted Non-GAAP Measure	$1,594	$657	$0.01	78,810	(c)

(a)	Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard.

(b)	Includes $16.3 million in restructuring costs and an additional $1.3 million in inventory adjustments related to the Canadian exit.

(c)
Weighted average diluted shares outstanding for purpose of calculating adjusted diluted earnings per share includes the dilutive effect of share-based awards as determined under the treasury stock method.

	Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Recast GAAP Measure (a)	$18,873	$0.24	78,870
Impact of Canadian Exit	24,151	0.31
Income Tax Benefit - Canadian Exit	(12,067)	(0.15)
Impact of Tax Reform (a)	(2,050)	(0.03)
Recast Non-GAAP Measure (a)	$28,907	$0.37

(a)	Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Second Quarter 2018 - Actual				August 4, 2018 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(3)	(27)	455
United States - Outlet Stores	3	—	27	176
Total	3	(3)	—	631	5.4 million

Third Quarter 2018 - Projected				November 3, 2018 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	—	(2)	453
United States - Outlet Stores	3	—	2	181
Total	3	—	—	634	5.4 million

Full Year 2018 - Projected				February 2, 2019 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(11)	(29)	450
United States - Outlet Stores	10	—	29	184
Total	10	(11)	—	634	5.4 million